EXHIBIT 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of January 1, 2008, between Cascade Bancorp (“Bancorp”) and Bank of the Cascades (“Bank”) (sometimes together referred to as the “Company”) and Frank R. Weis (“Executive”).

RECITALS

The Company desires to continue to employ and retain the unique experience, abilities, and services of Executive, and Executive desires to continue to be employed by the Company, subject to the terms and conditions of this Agreement.

AGREEMENT

•	DEFINITIONS

For the purposes of this Agreement the following terms have the following meanings:

1.1	“Change in Control” means the occurrence of any of the following events:

(a)       Any Person acting individually or as a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d(3) of the Exchange Act), directly or indirectly, of securities of Bancorp representing fifty percent (50%) or more of the total voting power represented by Bancorp’s then outstanding voting securities;

(b)       The consummation of the sale, liquidation or disposition by Bancorp of all or substantially all of Bancorp’s or the Bank’s assets; or

(c)       The consummation of a share exchange, merger or consolidation of Bancorp or the Bank with any other corporation, other than a share exchange, merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such share exchange, merger or consolidation; or

(d)       A majority of the Board of Directors of Bancorp is removed from office by a vote of Bancorp’s shareholders against the recommendation of the then incumbent Board or a majority of the directors elected at any Annual or Special Meeting of shareholders are not individuals nominated by Bancorp’s then incumbent Board of Directors.

Page 1	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

1.2       “Confidential Information” means all information related to the Company that is received or accessed by Executive, including but not limited to business models, customer and supplier lists, marketing plans, financial and technical information, trade secrets, policies, employee information, know-how, ideas, designs, drawings, specifications, techniques, programs, systems, processes, and computer software. Notwithstanding the foregoing, Confidential Information shall exclude information that:

(a)       is generally known by or available to the public other than as a result of a disclosure by Executive;

(b)       was received by Executive from another person on a non-confidential basis other than a Representative of the Company, but only if such source was not known by Executive to be bound by any contractual or fiduciary obligation to maintain the confidentiality of such information; or

(c)       was independently developed by Executive without using Confidential Information.

1.3       “Creative Work” means any work that Executive creates within the scope of Executive’s employment by the Company.

1.4	“Detrimental Activity” shall have the meaning set forth in Section 12.1(f).

1.5       “Disability” means that Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s long term disability plan covering employees of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of the long term disability plan covering employees of Bancorp provided that the definition of “disability” applied under such plan complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the employee must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.6	“Material Adverse Change in Employment” means:

(a)       Without Executive’s express written consent, which consent may be withheld in Executive’s sole discretion; (i) any reduction of duties materially inconsistent with Executive’s position immediately prior to a Change in Control; or (ii) any removal of Executive from or any failure to reelect or reappoint Executive to Executive’s position immediately prior to a Change in Control, except (a) in connection with Executive’s termination pursuant to Section 12.1(d), (e), or (f), or (b) upon Executive’s retirement; or

(b)       A reduction in Executive’s aggregate base salary or a reduction or elimination of any compensation or benefit plan benefiting Executive, which reduction or

Page 2	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

elimination does not generally apply to substantially all similarly situated employees of the Company; or

(c)       The relocation of the office at which Executive regularly performs Executive’s duties for the Company (“Executive’s Office”) which relocation is more than 30 miles outside the city limits of Bend, Oregon, and which relocation of Executive’s Office is not consented to by Executive, which consent may be withheld in Executive’s sole discretion.

1.7       “Person” means any individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company or similar organization or group acting in concert, but does not include any employee stock ownership plan or similar employee benefit plan of the Company. A “Person” shall be deemed to be a beneficial owner as that term is used in Rule 13d(3) under the Securities Exchange Act of 1934.

1.8       “Representatives” means directors, officers, managers, employees, subcontractors, agents, consultants, advisors, and other authorized representatives.

1.9       “Restricted Period” means the period beginning on the date of this Agreement and ending 18 months after the termination of Executive’s employment relationship with the Company.

1.10     “Restrictions” means the restrictions set forth in Sections 6, 7, 8, and 9 of this Agreement.

•	DUTIES AND AUTHORITY

2.1       Office. The Company will employ and Executive will serve in the offices of Executive Vice President and Chief Credit Officer of the Bank.

2.2       Duties and Authority. To the extent not inconsistent with the Company’s and Bank’s bylaws, Executive will perform such duties and exercise such authority as may be assigned or granted to Executive from time to time by the board of directors. Executive’s duties may extend to any subsidiary or affiliate of the Company.

2.3	Standards of Conduct.

(a)       Executive will comply with the reasonable instructions, policies, and rules that the Company may establish from time to time.

(b)       Executive will devote Executive’s full working time and attention to the performance of Executive’s duties under this Agreement.

(c)       Executive will discharge Executive’s duties in good faith and exercise his reasonable best efforts to perform the duties assigned to Executive pursuant to this Agreement.

2.4       Relocation. The Company may only relocate Executive’s Office without the prior written consent of Executive to a location that is not more than 30 miles outside the city limits of Bend, Oregon.

Page 3	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

•	COMPENSATION

3.1       Base Salary. The Company will pay Executive an annual base salary in such amount as set by Company management and ratified by the compensation committee of the Board of Directors of the Company; provided, however, in no event shall such salary be less than $185,000.

3.2       Bonus. The Company shall pay Executive a bonus at such times and in such amounts as set by Company management pursuant to bonus policies adopted by the Board of Directors of the Company and ratified by the compensation committee of the Board of Directors of the Company.

3.3       Vacation. Executive shall be entitled to no less than six (6) weeks of paid vacation per year to be used in accordance with the terms and conditions of the Company’s employment policies.

3.4       Other Benefits. The Company shall provide Executive with D&O Insurance coverage during the term of this Agreement, which policy shall be customary for the size and operation of the Company in the industry in which the Company operates. Executive will be entitled to receive or participate in all employee benefits that the Company may make available from time to time to its other executive officers, including but not limited to any insurance, medical reimbursement, equity and other forms of incentive compensation, profit sharing and retirement plans.

3.5       Facilities. The Company will provide Executive with a private office, secretarial services, and any other services, supplies, and facilities that are reasonably required for the performance of Executive’s duties under this Agreement.

3.6       Expenses. The Company will reimburse Executive for reasonable expenses incurred by Executive in connection with the performance of Executive’s services, upon Executive’s compliance with the reasonable expense reimbursement instructions, policies, and rules that the Company may establish from time to time.

3.7       Existing Benefit Agreements. In addition to the benefits described in Section 3.4 above, Executive and the Company are currently parties to the following additional benefit agreements, the benefits under which shall be governed solely by the terms of those agreements:

(a)	Supplemental Executive Retirement Plan
(b)	Salary Continuation Agreement
(c)	Executive Deferred Bonus Agreement

Page 4	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

•	REPRESENTATIONS AND WARRANTIES OF EXECUTIVE
Executive represents and warrants to the Company as follows:

4.1       No Conflicts. The signing and delivery of this Agreement by Executive and the performance by Executive of all of Executive’s obligations under this Agreement will not:

(a)       breach any agreement to which Executive is a party, or give any person the right to accelerate any obligation of Executive;

(b)	violate any law, judgment, or order to which Executive is subject; or

(c)       require the consent, authorization, approval of any person, including but not limited to any governmental body.

4.2       Employment Policies. Executive has received, read, and understands the instructions, policies, and rules that apply to all employees of the Company as set forth in the Cascade Bancorp – Employment Policies, and understands that the Company may revise the Cascade Bancorp – Employment Policies at any time in its sole discretion.

4.3       At-Will Employment. Executive and the Company agree that Executive’s employment with the Company is and shall continue to be “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of Company or Executive. As described in this Agreement, however, Executive may be entitled to certain benefits depending upon the circumstances of Executive’s termination of employment.

•	INTELLECTUAL PROPERTY RIGHTS

5.1       Work Made for Hire. The Creative Work is a work made for hire for copyright purposes to the extent it qualifies as such under applicable law.

5.2       Assignment. Executive assigns to the Company Executive’s entire interest in the Creative Work, including but not limited to all copyrights, patent rights, trade secret rights, trademark rights, and other intellectual and proprietary rights in the Creative Work.

5.3       Perfection. At the request and expense of the Company, Executive will sign such documents and take such actions that the Company deems reasonably necessary to perfect, protect, and evidence the Company’s rights in the Creative Work.

Page 5	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

•	NONDISCLOSURE
•	Obligations of Executive
(a)	Use Restrictions and Nondisclosure Obligations.

(i)        Executive will at no time use Confidential Information for any purpose without the Company’s specific prior authorization, except Executive may use Confidential Information to perform Executive’s duties as an employee of the Company and

(ii)       Executive will at no time disclose Confidential Information to any person without the Company’s specific prior authorization, except Executive may disclose Confidential Information:

(1)	to Representatives of the Company;

(2)       in accordance with a judicial or other governmental order, or subpoena but only if Executive promptly notifies the Company of the order and complies with any applicable protective or similar order; or

(3)       pursuant to the Company’s disclosure policies or as required under the rules and regulations of the Securities Exchange Commission or other applicable law or upon advice of the Company’s legal counsel.

(b)	Notification and Assistance Obligations. Executive will at all times:

(i)        promptly notify the Company of any unauthorized use or disclosure of Confidential Information, or any other breach of these Nondisclosure Provisions; and

(ii)       assist the Company in every reasonable way to retrieve any Confidential Information that was used or disclosed by Executive or Executive’s Representatives without the Company’s specific prior written authorization and to mitigate the harm caused by the unauthorized use or disclosure.

(c)       Return of Confidential Information. Upon the Company’s request or the termination of Executive’s employment relationship with the Company, Executive will promptly return to the Company all materials furnished by the Company containing Confidential Information, together with all copies and summaries of Confidential Information in the possession or under the control of Executive.

6.2       No Transfer. These Nondisclosure Provisions do not transfer any ownership rights to any Confidential Information.

7.	NONCOMPETITION

During the Restricted Period, Executive will not directly or indirectly advise, invest in, own, manage, operate, control, be employed by, provide services to, lend money to, guarantee any

Page 6	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

obligation of, lend Executive’s name to, or otherwise assist any person engaged in or planning to be engaged in any business whose products, services, or activities compete or will compete in whole or in part with the Company’s products, services, or activities in Oregon or Idaho provided that Executive may own up to 1% of any class of securities of any issuer if the securities are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

•	NONSOLICITATION
8.1	Employees. During the Restricted Period, Executive will not:

(a)       solicit any employee of the Company to become an employee or independent contractor of Executive, any subsequent employer of Executive, or any other person; or

(b)       suggest to an employee of the Company that the employee should reduce or terminate the employee’s relationship with the Company.

8.2	Business Relations. During the Restricted Period, Executive will not:

(a)       solicit any customer of the Company to become a customer of Executive, any subsequent employer of Executive, or any other person;

(b)       suggest to a business relation of the Company that the business relation should reduce or terminate the business relation’s business or relationship with the Company; or

(c)       transact business of a nature similar to the Company’s business with customers of the Company.

9.	NO HIRE

During the Restricted Period, Executive will not – for Executive or on behalf of any person – hire as an employee or engage as an independent contractor any person who is an employee of the Company at any time during the Restricted Period.

•	RESTRICTIONS

10.1     Reasonableness. Executive acknowledges and agrees that each Restriction is reasonable in scope and that the Restrictions afford a fair protection to the interests of the Company.

10.2     Enforceability. The parties intend that each Restriction be enforceable to the fullest extent permitted by law. If a Restriction is determined to be unenforceable to any extent, the Restriction will automatically be amended to the extent necessary to make it enforceable.

10.3     Breach. If Executive breaches a Restriction, the Restricted Period for all Restrictions will be extended by the duration of the breach.

11.	EQUITABLE RELIEF

Page 7	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

Executive acknowledges that the remedies available at law for any breach of Sections 6, 7, 8,

and 9 by Executive will, by their nature, be inadequate. Accordingly, the Company may obtain injunctive relief or other equitable relief to restrain a breach or threatened breach of Sections 6, 7, 8, and 9 or to specifically enforce Sections 6, 7, 8, and 9, without proving that any monetary damages have been sustained.

•	TERMINATION

12.1     Termination. Executive’s employment relationship with the Company will terminate upon the earliest to occur of the following:

(a)	upon the written agreement of the parties;

(b)       upon notice by the Company to Executive (“Involuntary Termination”);

(c)	upon notice of resignation by Executive to the Company;
(d)	upon Executive’s death;

(e)       in the event of Executive’s Disability (as such term is defined in Section 1.5) upon notice by the Company to Executive; or

(f)        immediately upon notice by the Company to Executive, if Executive engages in Detrimental Activity. “Detrimental Activity” shall mean:

(i)        the material breach by Executive of the terms of this Agreement, if such breach has not been remedied or is not being remedied to the Bancorp board’s satisfaction within thirty (30) days, after written notice, including a detailed description of the breach, has been delivered by the Bancorp board to Executive;

(ii)       a material violation of any key policy or guideline of the Company that has a material adverse effect on the Company or its reputation;

(iii)      Executive fails to materially comply with any applicable law related to Executive’s employment relationship with the Company, which has a material adverse effect on the Company;

(iv)      continuous and repeated problems occur in connection with the performance of Executive’s duties that materially impact Executive’s performance of his/her duties;

(v)       conviction of, or entry of a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; or

(vi)      engaging in fraud, misappropriation, embezzlement, conduct involving moral turpitude, or act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to the Executive at the expense of the Company or its subsidiaries or that otherwise has a material adverse effect on the Company or its operations.

Page 8	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

12.2     Compensation and Severance. Upon the termination of Executive’s employment relationship with the Company:

(a)       the Company will pay Executive Executive’s prorated base salary, any earned but unpaid bonus from the prior year, reimbursement pursuant to the Company’s policies of all business expenses incurred by Executive prior to the date of termination and all other benefits accrued through the date of termination;

(b)       in the event of an Involuntary Termination pursuant to Section 12.1(b), the Company will pay Executive a severance in accordance with the compensation and severance schedule set forth on Schedule 12.2(b) and Section 12.4; and Executive shall be under no obligation to seek employment and any remuneration Executive receives from any subsequent employment shall not offset any amounts due Executive under this Agreement;

(c)       prior to any payment by the Company pursuant to subsection (b) above, Executive agrees to execute a full release of any known or unknown claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, and liabilities of every kind and nature against the Company, its officers, directors, shareholders, affiliates, subsidiaries, parent companies, agents, and employees each in their individual and corporate capacities;

(d)       for a period of three (3) years after the date of Executive’s termination of employment, the Company agrees to maintain D & O insurance coverage applicable to Executive in effect as of the date of Executive’s termination with respect to prior acts only or such other

D & O insurance that is comparable in coverage.

12.3     Termination Upon Change in Control. Except for a termination pursuant to Sections 12.1(d), (e), or (f), upon Executive’s termination of employment, following both a Change in Control and a Material Adverse Change in Employment; (provided the termination of employment occurs within one (1) year prior to or eighteen (18) months following the Change in Control), the Company shall provide severance compensation and benefits as set forth on Schedule 12.3.

12.4	Payments.

(a)       Amounts payable pursuant to Sections 12.2(b) or 12.3 shall be paid in one lump sum within 90 days of the termination and, if Executive is a “specified employee” as such term is defined in Section 409(A) of the Internal Revenue Code of 1986, as amended (“Code”), or any successor section (“Code Section 409(A)”), shall bear interest at the prime rate as published in the Wall Street Journal in effect from time to time, commencing on the date of termination until such amounts shall be paid. Executive may exercise no discretion with respect to the timing of the payment within such 90 day period. Amounts payable under this Section shall be the net of amounts required to be withheld under applicable law and amounts requested to be withheld by Executive. Notwithstanding the foregoing, if the Company determines that the Executive is a “specified employee” within the meaning of Code Section 409(A), and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Company will delay paying any payment or portion thereof until the

Page 9	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

earliest permissible date on which payments may commence without triggering such additional taxation or penalty.

(b)       If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409(A) or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with the Executive, reform such provision to comply with Code Section 409(A); provided that the Company agrees to make only such changes as are necessary to bring such provisions into compliance with Code Section 409(A) and to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the application provision without violating the provisions of Code Section 409(A).

(c)       If it is determined, in the opinion of the Company’s independent accountants, in consultation, if necessary, with the Company’s independent legal counsel, that any amount paid under this Agreement due to a Change in Control, either separately or in conjunction with any other payments, benefits and entitlements received by the Executive in respect of a Change in Control under any other plan or agreement under which the Executive participates or to which he is a party, would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Code, and thereby be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event the Company shall pay to the Executive a “grossing-up” amount equal to the amount of such Excise Tax.  The amount will include all federal and state income taxes with respect to the payment of the amount of such Excise Tax.  Any additional Excise tax or other tax amounts that result from the Company providing this “grossing-up” amount will be the responsibility of the Executive and will not be paid by the Company.  The highest marginal tax rate applicable to the individual at the time of the payment of such amounts will be used for purposes of determining the federal and state income taxes with respect thereto.  The Company shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld with respect to the amount paid hereunder.  Computations of the amount of any grossing-up supplemental compensation paid under this subparagraph shall be conclusively made by the Company’s independent accountants, in consultation, if necessary, with the Company’s independent legal counsel. If, after the Executive receives any gross-up payments or other amount pursuant to this Section 12.4(c), the Executive receives any refund with respect to the Excise Tax, the Executive shall promptly pay the Company the amount of such refund within ten (10) days of receipt by the Executive.

•	CONSULTING

In the event Executive’s employment is terminated pursuant to Sections 12.1(a) or (c), then Executive shall provide up to 120 hours of consulting services to the Company within the first ninety (90) days following such termination concerning matters associated with the operation of the Company’s business. Executive shall keep the Company informed of his availability to perform the consulting services required under this Agreement, which services shall be performed at such times and such places as agreed to by the parties. Executive shall be paid for the consulting services at an hourly rate equal to his annual base salary at the time of termination divided by 2080 for each hour worked.

Page 10	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

•	GENERAL

14.1     Modification. Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by an authorized representative of the Company and Executive.

14.2     No Assignment. Executive may not assign or delegate any of Executive’s rights or obligations under this Agreement to any person without the prior written consent of the Company, which the Company may withhold in its sole discretion.

14.3     Binding Effect. This Agreement will be binding on the parties and their respective heirs, personal representatives, successors, and permitted assigns, and will inure to their benefit.

14.4     Amendment. This Agreement may be amended only by a written agreement signed by the party against whom enforcement is sought.

14.5	Notices. All notices or other communications required or permitted by this Agreement:
(a)	must be in writing;

(b)       must be delivered to the parties at the addresses set forth below, or any other address that a party may designate by notice to the other party; and

(c)	are considered delivered:

(i)        upon actual receipt if delivered personally or by fax or an overnight delivery service; or

(ii)       at the end of the third business day after the date of deposit in the United States mail, postage pre-paid, certified, return receipt requested.

To the Company:		To Executive:

Cascade Bancorp		Frank R. Weis
1100 NW Wall Street		1070 NW Bond Street, Suite 203
PO Box 369		Bend, Oregon 97701
Bend, Oregon 97709
Fax:	541-330-2688	Fax:	541-617-3617
Attn: Executive Vice President - Human Resources

14.6     Waiver. No waiver will be binding on a party unless it is in writing and signed by the party making the waiver. A party’s waiver of a breach of a provision of this Agreement will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.

Page 11	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

14.7     Severability. If a provision of this Agreement is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Agreement will not be impaired.

14.8     Further Assurances. The parties will sign other documents and take other actions reasonably necessary to further effect and evidence this Agreement.

14.9     No Third-Party Beneficiaries. The parties do not intend to confer any right or remedy on any third party.

14.10   Termination. The termination of this Agreement, regardless of how it occurs, will not relieve a party of obligations that have accrued before the termination.

14.11   Survival. All provisions of this Agreement that would reasonably be expected to survive the termination of this Agreement will do so.

14.12   Attachments. Any exhibits, schedules, and other attachments referenced in this agreement are part of this Agreement.

14.13   Remedies. The parties will have all remedies available to them at law or in equity. All available remedies are cumulative and may be exercised singularly or concurrently.

14.14   Governing Law. This Agreement is governed by the laws of the State of Oregon, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement.

14.15	Arbitration.

(a)       Except as otherwise provided in Section 14.15(e), any controversy or claim arising out of this Agreement will be settled by arbitration before a single arbitrator in Bend, Oregon.

(b)       If the parties agree on an arbitrator, the arbitration will be held before the arbitrator selected by the parties. If the parties do not agree on an arbitrator, each party will designate an arbitrator and the arbitration will be held before a third arbitrator selected by the designated arbitrators. Each arbitrator will be an attorney knowledgeable in the area of business law.

(c)       The arbitration will be conducted in accordance with the then-current rules of Arbitration Service of Portland.

(d)       The resolution of any controversy or claim as determined by the arbitrator will be binding on the parties.

(e)       A party may seek from a court an order to compel arbitration, or any other interim relief or provisional remedies pending an arbitrator’s resolution of any controversy or claim. Any such action or proceeding will be litigated in courts located in Deschutes County, Oregon.

Page 12	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

(f)        For the purposes set forth in Section 14.15(e), each party consents and submits to the jurisdiction of any local, state, or federal court located in Deschutes County, Oregon.

14.16   Entire Agreement. This Agreement contains the entire understanding of the parties regarding the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement.

14.17   Signatures. This Agreement may be signed in counterparts. A fax transmission of a signature page will be considered an original signature page. At the request of a party, a party will confirm a fax-transmitted signature page by delivering an original signature page to the requesting party.

14.18   Term of Agreement. This Agreement shall remain in effect for a term of two (2) years commencing on the date hereof and shall automatically renew for additional one-year periods thereafter unless Executive or Company gives notice of termination of this Agreement on or before sixty (60) days prior to the expiration of the immediately preceding term.

[Signature page to follow]

Page 13	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

In Witness Whereof, the parties hereto enter into this Agreement effective as of the date first written above.

“Bancorp”		“Executive”

CASCADE BANCORP
/s/ Frank R. Weis
By:	/s/ Patricia Moss	FRANK R. WEIS
Its:	Chief Executive Officer

“Bank”

BANK OF THE CASCADES

By:	/s/ Patricia Moss
Its:	Chief Executive Officer

Page 14	EXECUTIVE EMPLOYMENT AGREEMENT	4027.26\310849.doc

SCHEDULE 12.2(b)

COMPENSATION AND SEVERANCE UPON INVOLUNTARY TERMINATION

An amount equal to one and a half (1.5) times the Executive’s then current base salary plus an amount equal to the prorated cash incentive in effect for the Executive in the year in which the termination occurs. In addition, the Company shall, at its sole expense, for a period of eighteen (18) months following the date of termination provide Executive with medical, dental, disability and life insurance benefits equivalent to the benefit plan and programs available to Executive by the Company immediately prior to the date of termination.

SCHEDULE 12.2(b)	4027.26\Exhibit 10.4_Weis.htm

SCHEDULE 12.3

TERMINATION UPON A CHANGE IN CONTROL

An amount equal to two (2) times the sum of Executive’s then current base salary plus an amount equal to the product of the average of each of the prior three year’s annual cash incentive as a percent of the applicable year’s base salary and the Executive’s then current base salary. The above shall be calculated as follows:

2 x then current base salary

plus

2 x (the average of each of the prior three year’s annual cash incentive as a percent of the applicable year’s base salary x then current base salary)

In addition, the Company shall, at its sole expense, for a period of eighteen (18) months following the date of termination provide Executive with medical, dental, disability and life insurance benefits equivalent to the benefit plan and programs available to Executive by the Company immediately prior to the date of termination.

SCHEDULE 12.3	4027.26\Exhibit 10.4_Weis.htm